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                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                PEERLESS MFG. CO.
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             (Exact name of registrant as specified in its charter)

                 Texas                                   75-0724417
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(State of incorporation or organization)      I.R.S. Employer Identification No.

  2819 Walnut Hill Lane,  Dallas Texas                     75229
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(Address of principal executive offices)                 (Zip Code)

If this form relates to the            If this form relates to the registration
registration of a class of debt        of a class of debt securities and is to
securities and is effective upon       become effective simultaneously with the
filing pursuant to General             effectiveness of a concurrent
Instruction A(c)(1) please check the   registration statement under the
following box. [ ]                     Securities Act of 1933 pursuant to
                                       General Instruction A(c)(2) please check the following box. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

       TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON
       TO BE SO REGISTERED                 WHICH EACH CLASS IS TO BE
                                           REGISTERED

       None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          Common Stock Purchase Rights
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                                (Title of Class)

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     This Form 8-A/A (Amendment No. 1) amends and supplements the information set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Peerless Mfg. Co., a Texas corporation (the "Registrant"), on May 22, 1997 (file number 000-05214).

Item 1. Description of Registrant's Securities to be Registered

     On May 22, 1997 the Registrant entered into a Rights Agreement (the "Rights Agreement") with ChaseMellon Shareholder Services, L.L.C., now known as Mellon Investor Services LLC (the "Rights Agent"), pursuant to which the Registrant declared a dividend of one common share purchase right (a "Right") for each outstanding share of its common stock, $1.00 par value per share (the "Common Stock"). On August 23, 2001, the Registrant and the Rights Agent entered into an Amendment to Rights Agreement (the "Amendment") to, among other things, (1) increase the original purchase price upon exercise of a Right for a share of Common Stock from $30 to $200 and (2) eliminate the so-called "deadhand" provisions that stipulated certain actions could only be taken by those members of the Board of Directors that were "continuing directors." A "continuing director" generally was defined as a member of the Board of Directors prior to the commencement of a hostile takeover of the Registrant. As a result of the Amendment, decisions to be made pursuant to the original Rights Agreement by such continuing directors will now instead be made by a majority of all the directors at the time of such decision.

     The Rights Agreement specifying the terms of the Rights, including the exhibits thereto, is filed as Exhibit 1 to this Form 8-A/A and is incorporated herein by reference. The Amendment is filed as Exhibit 2 to this Form 8-A/A and is incorporated herein by reference. The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 2. Exhibits

          1. Rights Agreement, dated May 22, 1997, between Peerless Mfg. Co. and ChaseMellon Shareholder Services, L.L.C. (now known as Mellon Investor Services LLC) (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A (file no. 000-05214)).

          2. Amendment to Rights Agreement, dated August 23, 2001, between Peerless Mfg. Co. and Mellon Investor Services LLC, as Rights Agent.

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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      PEERLESS MFG. CO.


                                      By: /s/ Sherrill Stone
                                          --------------------------------------
                                          Sherrill Stone, Chairman of the Board,
                                          President and Chief Executive Officer

Dated: August 30, 2001

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                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

  1               Rights Agreement, dated May 22, 1997, between Peerless Mfg.
                  Co. and ChaseMellon Shareholder Services, L.L.C. (now known as
                  Mellon Investor Services LLC) (incorporated by reference to
                  Exhibit 1 to the Registrant's Registration Statement on Form
                  8-A (file no. 000-05214)).

  2               Amendment to Rights Agreement, dated August 23, 2001, between
                  Peerless Mfg. Co. and Mellon Investor Services LLC, as Rights
                  Agent.

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